Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 (File No. 333-168905) of SmartStop Self Storage, Inc. (formerly known as Strategic Storage Trust, Inc.) of our report dated March 31, 2014 with respect to the consolidated balance sheets of SmartStop Self Storage, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for the years then ended, included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2014.

/s/ CohnReznick LLP

Los Angeles, California

December 15, 2014